EXHIBIT 23.1 TO FORM 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Form 10 of our report dated December 31, 2008 relating to the financial statements as of and for the years ended December 31, 2007 and 2006 of Clean Coal Technologies, Inc. (a development stage company).

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

January 14, 2009